Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ultra Petroleum Corp.:

We consent to the incorporation by reference in the registration statement No. 333-89522 on Form S-3 of Ultra Petroleum Corp. of our reports dated March 15, 2005 with respect to the consolidated balance sheets of Ultra Petroleum Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and retained earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Ultra Petroleum Corp.

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003.

KPMG LLP
Denver, Colorado
March 15, 2005